EXHIBIT 10.1

FIRST AMENDMENT TO
EL PASO ELECTRIC COMPANY
AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN
(as amended and restated effective May 29, 2014)
WHEREAS, El Paso Electric Company, a Texas corporation (the “Company”), has established and maintains the El Paso Electric Company Amended and Restated 2007 Long-Term Incentive Plan (the “Plan”);
WHEREAS, pursuant to Section 18.1 of the Plan, the Company has the right to amend the Plan at any time by action of the Compensation Committee of the Board of Directors of the Company (the “Committee”);
WHEREAS, the Committee desires to amend the Plan to allow for tax withholding up to the maximum statutory rate and make other clarifying changes associated with such revision; and
NOW, THEREFORE, effective _____________, 2018, the Plan is amended as follows:
1.    Section 4.2 of the Plan is hereby amended by replacing the second sentence thereof with the following:
“Any Shares related to Awards under this Plan (whether granted before or after the Effective Date) or under Prior Plans which terminate by expiration, forfeiture or cancellation, with respect to Full-Value Awards other than awards of Restricted Stock, all Shares withheld by the Company for tax withholding and, with respect to awards of Restricted Stock, the Shares withheld by the Company for tax withholding as required to satisfy the minimum statutory withholding rate required by law, shall be available again for grant under this Plan.”
2.    Section 19.1 of the Plan is hereby amended in its entirety as follows:
“19.1    Tax Withholding. With respect to any taxable event arising as a result of this Plan, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an appropriate amount of any applicable federal, state, and local taxes, domestic or foreign, up to the amount determined using the maximum statutory marginal rate that could be applicable to the Participant.”
3.    Section 19.2 of the Plan is hereby amended in its entirety as follows:
“19.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the product of up to the maximum statutory marginal rate that could be applicable to the Participant and the Fair Market Value of the Shares otherwise to be delivered to the Participant. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.”

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IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officer which may be sufficiently evidenced by an executed copy hereof, this ___ day of ____________, 2018, but effective as of the date set forth herein.

EL PASO ELECTRIC COMPANY

By: